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                                                                    EXHIBIT 99.1

                        CHENIERE ENERGY INC. NEWS RELEASE

                                                        CONTACT: David Castaneda
                                                      INVESTOR & MEDIA RELATIONS
                                                                  1-888-948-2036
                                                        E-mail: cxy@mdcgroup.com

     Cheniere Energy Closes On Partnership to Fund Freeport, TX LNG Terminal
         Michael Smith's Freeport Investments LLC Acquires a 60% Interest
                         Contango Oil & Gas Acquires 10%


Houston - March 3, 2003 - Cheniere Energy, Inc. (AMEX: CXY) announced today that it closed on the previously announced agreement to sell a 60% stake in its Freeport, Texas Liquefied Natural Gas (LNG) receiving terminal project to Michael S. Smith's Freeport Investments, LLC. Freeport Investments will pay Cheniere $5,000,000 in four installments and contribute an additional $9,000,000 to the development of the project without further capital contribution by Cheniere. Cheniere and Investments formed Freeport LNG Development LP, a limited partnership to develop the project. Michael Smith is the CEO of Freeport LNG Development LP.

In a related event, Contango Oil & Gas Company (AMEX: MCF) exercised its option from Cheniere to acquire a 10% interest in Freeport Development for a price of $2,333,333, payable in installments. Cheniere will retain a 30% interest in the project. Petrie Parkman & Co. acted as financial advisor to Cheniere in connection with the transactions.

Charif Souki, Chairman and CEO of Cheniere, said, "These two transactions will recover the company's investment in the project and secure a 30% interest through the development stage until the permits are obtained and the project is ready for its construction phase. In the two years since we acquired the option on the Freeport site, we conducted a variety of technical, feasibility, marketing, engineering, and environmental studies to validate the project. Development has executed a 30-year lease at the site and expects to file its application with the Federal Energy Regulatory Commission later this month. Early on, Michael Smith and Ken Peak, CEO of Contango, recognized the critical importance of LNG to our nation's natural gas supply and have been enormously supportive to our effort. We are delighted with our association with both of them. We expect that Michael will guide Freeport Development to great success."

Cheniere Energy has also secured options on three additional sites for LNG Receiving Terminals in Sabine Pass, Corpus Christi, and Brownsville, Texas.

Cheniere Energy is a Houston-based energy company. Cheniere conducts exploration in the Gulf of Mexico using a regional database of 7,000 square miles of 3D seismic coverage. It owns 9% of Gryphon Exploration Company, with Warburg, Pincus Equity Partners, L.P. owning the other 91%. Cheniere is also developing four sites for LNG receiving facilities along the Texas Gulf Coast. Additional information on the company may be found on its website at www.cheniere.com, by contacting the company's investor and media relations department toll-free at
(888) 948-2036 or by writing to: cxy@mdcgroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.